Bausch & Lomb Incorporated

                           Exhibit 11


      Statement Regarding Computation of Per Share Earnings
       (Share Amounts in Thousands Except Per Share Data)


                                           Three Months Ended
                                          March 25,   March 27,
                                            2000         1999

Net Earnings (in millions) (a)             $  39.1      $  22.4

Actual outstanding Common and
Class B shares at beginning of              57,376       56,529
period

Sum of weighted average activity
of Common and Class B shares
issued for stock options,
restricted stock awards and
cancellations, and net activity of
shares held in deferred
compensation plan                             (684)         195

Weighted Basic Shares (b)                    56,692      56,724

Effect of assumed exercise of
Common stock equivalents                        846       1,338

Weighted diluted Shares (c)                  57,538      58,062

Basic earnings per share (a/b)                $0.69       $0.39

Diluted earnings per share (a/c)              $0.68       $0.39